Exhibit k.5
CREDIT AGREEMENT
dated as of December 13, 2006
between
TORTOISE CAPITAL RESOURCES CORPORATION
and
U.S. BANK N.A.

$15,000,000 Revolving Credit Facility

CREDIT AGREEMENT
     This Credit Agreement is made as of December 13, 2006, by and between TORTOISE CAPITAL RESOURCES CORPORATION, a Maryland corporation (the “Borrower”), with its chief executive office located at 10801 Mastin, Suite 222, Overland Park, Kansas 66210, and U.S. BANK N.A., a national banking association (the “Bank”),with an office located at 9900 West 87th Street, Overland Park, Kansas 66212.
     The parties agree as follows:
Section 1
General Definitions
     1.1 Definitions. When used in this Agreement, the following terms have the following meanings:
     “1940 Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
     “Affiliate” means a Person (1) which owns or otherwise has an interest in five percent or more of any equity interest of the Borrower, (2) five percent or more of the equity interests of which the Borrower (or any shareholder or other equity holder, director, officer, employee or subsidiary of the Borrower or any combination thereof) owns or otherwise has an interest in, or (3) which, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Borrower. For purposes of subpart (3) above, “control” means the ability, directly or indirectly, to affect the management or policies of a Person by virtue of an ownership interest, by right of contract or any other means.
     “Agreement” means this Credit Agreement, as amended, renewed, restated, replaced or otherwise modified from time to time.
     “Business Day” means a day on which the Bank is open for business to the general public other than a Saturday or Sunday.
     “Closing Date” means the date of this Agreement, as set forth in the introductory paragraph of this Agreement.
     “Collateral” means all property with respect to which a Lien has been granted to or for the benefit of the Bank pursuant to the Security Agreement or any of the other Credit Documents or which otherwise secures the payment or performance of any Obligation.
     “Control Agreement” means the Securities Account Control Agreement or similar control agreement to be executed by the Borrower, the Securities Intermediary and the Bank on or about the Closing Date and by which the Securities Intermediary shall acknowledge that it will comply with entitlement orders originated by the Bank without further consent by the Borrower, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.
     “Credit Documents” means this Agreement, the Note, the Security Agreement, the Control Agreement and any other agreements or documents with or in favor of the Bank existing on or after the Closing Date evidencing, securing, guaranteeing or otherwise relating to any of the transactions described in or contemplated by this Agreement, and any amendments, renewals, restatements, replacements, consolidations or other modifications of any of the foregoing from time to time.
Credit Agreement — Page 1

     “Debt” means any of the following: (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes or other similar instruments; (3) obligations for the deferred purchase price of property or services, or arising out of non-compete or non-solicitation agreements entered into in connection with asset or equity acquisitions; (4) obligations as lessee under capital leases; (5) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (6) obligations under letters of credit or acceptance facilities; (7) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (8) obligations secured by a Lien, whether or not the obligations have been assumed.
     “Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” has the meaning provided in Section 3.1 of this Agreement.
     “Environmental Laws” means all federal, state, local and other applicable statutes, ordinances, rules, regulations, judicial orders or decrees, common law theories of liability, governmental or quasi-governmental directives or notices or other laws or matters existing on or after the Closing Date relating in any respect to occupational safety, health or environmental protection.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.
     “Event of Default” has the meaning provided in Section 7.1 of this Agreement.
     “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
     “Hazardous Substance” means any hazardous, toxic, dangerous or otherwise environmentally unsound substance, waste or other material, in whatever form, as defined or described in, or contemplated by, any Environmental Law and any other hazardous, toxic, dangerous or otherwise environmentally unsound substance, waste or other material in whatever form, or any other substance, waste or other material regulated by any Environmental Law.
     “Initial Funding Period” has the meaning provided in Section 2.2(a)(1) of this Agreement.
     “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.
     “Loans” means all Revolving Credit Loans. The term “Loan” may refer to all Revolving Credit Loans then outstanding or, as the context so requires, any particular Revolving Credit Loan then outstanding under this Agreement.
     “Material Adverse Effect” means (1) a material adverse effect on the assets, liabilities, business, prospects, operations, income or condition, financial or otherwise, of the Borrower, (2) a material impairment of the ability of the Borrower to pay, perform or observe its obligations under the Credit Documents, or (3) a material impairment of the enforceability or availability of the rights or remedies stated to be available to the Bank under the Credit Documents.
Credit Agreement — Page 2

     “Note” means the Revolving Credit Note.
     “Obligations” means all Loans and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Bank of any kind or nature, existing or future, whether or not evidenced by any note, letter of credit, guaranty or other instrument, whether arising under this Agreement or any of the other Credit Documents or otherwise and whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, existing on or after the Closing Date and however acquired, and all amendments, renewals, restatements, replacements or other modifications of the foregoing from time to time. The term includes, without limitation, all principal, interest, fees, expenses and any other sums chargeable to the Borrower under any of the Credit Documents.
     “Permitted Debt” means any of the following: (1) accrued expenses and trade account payables incurred in the ordinary course of the Borrower’s business; and (2) Debt to the Bank.
     “Permitted Liens” means any of the following: (1) Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the Borrower’s books; (2) Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation; (3) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of the Borrower’s business; (4) Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like Liens (excluding, however, any Lien in favor of a landlord) arising in the ordinary course of the Borrower’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on the Borrower’s books; (5) rights of way, zoning restrictions, easements and similar encumbrances affecting the Borrower’s real property which do not materially interfere with the use of such property; and (6) Liens in favor of the Bank.
     “Person” means an individual, corporation, limited liability company, partnership, trust, governmental entity or any other entity, organization or group whatsoever.
     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower on or after the Closing Date.
     “Principal Reduction Payment Date” has the meaning provided in Section 3.2(a)(2) of this Agreement.
     “Post-IPO Funding Period” has the meaning provided in Section 2.2(a)(3) of this Agreement.
     “Resting Period” has the meaning provided in Section 2.2(a)(2) of this Agreement.
     “Revolving Credit Loan” has the meaning provided in Section 2.2(a) of this Agreement.
     “Revolving Credit Note” has the meaning provided in Section 2.2(c) of this Agreement.
     “Securities Account” means securities account number 19-9236 held at the Securities Intermediary.
     “Securities Account Value” means, at any date, the value of all financial assets in the Securities Account as customarily determined by the Securities Intermediary and as reflected in the account
Credit Agreement — Page 3

statement for the Securities Account (or as would be reflected if an account statement for the Securities Account were to be issued by the Securities Intermediary as of such date).
     “Securities Intermediary” means U.S. Bank N.A.
     “Security Agreement” means the Security Agreement to be executed by the Borrower on or about the Closing Date in favor of the Bank and by which the Borrower shall grant to the Bank, as security for the Obligations, a security interest in all of the Borrower’s presently owned or hereafter acquired assets, including without limitation, all of the Borrower’s investment assets, investment property, and all instruments, accounts and general intangibles, as the same may be amended, renewed, replaced, restated, consolidated or otherwise modified from time to time.
     “Termination Date” means December 12, 2007.
     “UCC” means the Uniform Commercial Code as in effect in the State of Kansas from time to time.
     1.2 Accounting and Other Terms.
          (a) General. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Unless the context clearly requires otherwise, all references to “dollars” or “$” are to United States dollars. This Agreement and the other Credit Documents shall be construed without regard to any presumption or rule requiring construction against the party causing any such document or any portion thereof to be drafted. The Section and other headings in this Agreement and any index at the beginning of this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement. Similarly, any page footers or headers or similar word processing, document or page identification numbers in this Agreement or any index or exhibit are for convenience of reference only and shall not limit or otherwise affect any of the terms of this Agreement, nor shall there be any requirement that any such footers or other numbers be consistent from page to page. Unless the context clearly requires otherwise, any reference to a Section of this Agreement refers to all Sections and Subsections thereunder. Any pronoun used herein shall be deemed to cover all genders. Defined terms used in this Agreement may be set forth in Section 1.1 or other Sections of this Agreement, and all such definitions defined in the singular shall have a corresponding meaning when used in the plural and vice versa.
          (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Bank shall so request, the Bank and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, however, that, until so amended, (1) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (2) the Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Section 2
Credit Facility
     2.1 Total Credit Facility. The Bank agrees, subject to the terms and conditions of this Agreement, to make a total credit facility of up to $15,000,000 available to the Borrower upon its request therefor, as provided in this Section 2.
Credit Agreement — Page 4

     2.2 Revolving Credit Loans.
          (a) General. The Bank agrees, subject to the terms and conditions of this Agreement, to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time in the following amounts:
(1)	during the period of time (the “Initial Funding Period”) from the Closing Date up to the Principal Reduction Payment Date (as such term is defined in Section 3.2(a)(2), below), the Bank agrees, subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Borrower from time to time up to a maximum principal amount at any time outstanding equal to $15,000,000;

(2)	during the period of time (the “Resting Period”) from the Principal Reduction Payment Date through and including the date that is one hundred twenty (120) days following the Principal Reduction Payment Date, the Bank shall have no obligation whatsoever to make Revolving Credit Loans to the Borrower; and

(3)	during the period of time (the “Post-IPO Funding Period”) from the end of the Resting Period through and including the day before the Termination Date, the Bank agrees, subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Borrower from time to time up to a maximum principal amount at any time outstanding equal to $15,000,000.
     Notwithstanding the above, in no event shall the Bank be obligated to make any Revolving Credit Loan if (1) after giving effect to such Revolving Credit Loan, the outstanding principal balance of the Obligations would exceed 25% of the Securities Account Value, or (2) any Default or Event of Default exists or would result from the making of such Revolving Credit Loan. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and re-borrow under the Revolving Credit Loan facility.
          (b) Initial Funding Period Advance Amounts. During the Initial Funding Period, each advance shall be in the minimum principal amount of $500,000 and if in excess of $500,000, in integral multiples of $100,000 in excess thereof (or if less, the then available amount of principal available for advancement under the Loan).
          (c) Revolving Credit Note. All Revolving Credit Loans shall be evidenced by, and shall be payable in accordance with the terms and conditions of, a promissory note substantially in the form of Exhibit A hereto (as amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Revolving Credit Note”).
Section 3
Finance Charges, Repayment And Other Terms
     3.1 Interest Rate.
          (a) General. Interest on each advance hereunder shall accrue at an annual rate equal to 1.75% plus the one-month LIBOR rate quoted by the Bank from Telerate Page 3750 or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the beginning of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset at the beginning of each succeeding month.
Credit Agreement — Page 5

The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. If the initial advance under this Agreement during the Initial Funding Period or the initial advance under this Agreement during the Post-IPO Funding Period occurs other than on the first day of the month, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of such initial advance, which rate plus the percentage described above shall be in effect for the remaining days of the month of such initial advance; such one-month LIBOR rate to be reset at the beginning of each succeeding month. The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Notwithstanding the above, if it becomes illegal or commercially impracticable for the Bank to make or maintain a loan based on the LIBOR rate or if such rate becomes unavailable or cannot be readily ascertained by the Bank, the Bank shall give notice of any such impairment to the Borrower, and for the duration of such impairment interest shall accrue on the Libor Loans at a rate designated by the Bank which shall be based on the rate of interest announced publicly by the Bank from time to time as its prime rate or other designation in replacement of the prime rate announced publicly by the Bank and which rate shall be comparable to the interest rate on the Loans immediately prior to the period of impairment.
          (b) Default Rate. Upon or after the occurrence and during the continuation of any Event of Default, the principal amount of each Loan shall bear interest at a rate per annum equal to three percent (3.0%) above the interest rate that would otherwise apply under Section 3.1(a) above (the “Default Rate”).
          (c) Late Fee. In addition to interest payable at the Default Rate or any other amounts payable under this Agreement or the other Credit Documents, the Borrower shall pay to the Bank a late fee in an amount equal to five percent (5%) of the amount of each payment due under this Agreement which is not received by the Bank within five (5) days after its due date.
          (d) Non-Usage Fee. The Borrower shall pay on the first day of each fiscal quarter, for the immediately preceding fiscal quarter, an unused line fee at a rate per annum equal to 0.375% for such preceding fiscal quarter of the difference between (a) the Bank’s total credit facility commitment set forth in Section 2.1 above, and (b) the average outstanding principal balance at the end of each day for such preceding fiscal quarter. Notwithstanding the above, the unused line fee shall not accrue during the 120-day Resting Period.
          (e) Computation of Interest. Interest on the outstanding principal balance of all Loans and all other Obligations with respect to which interest accrues pursuant to the terms of this Agreement shall be calculated on a daily basis, computed on the basis of a 360-day year for the actual number of days elapsed (or, if the Bank so elects, on the basis of twelve 30-day months for the actual number of days elapsed).
          (f) Usury. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Note and charged or collected pursuant to the terms of this Agreement or any other Credit Documents exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable thereto. If such a court determines that the Bank has charged or received interest hereunder or under the other Credit Documents in excess of the highest applicable rate, the Bank shall apply such excess to any other Obligations then due and payable, whether principal, interest, fees or otherwise, and shall refund the remainder of such excess interest, if any, to the Borrower, and such rate shall automatically be reduced to the maximum rate permitted by such law.
     3.2 Payments of Principal, Interest and Costs. Except as otherwise provided in this Agreement, the Borrower agrees to pay the Obligations as follows:
Credit Agreement — Page 6

          (a) Revolving Credit Loan.
(1)	Interest. Accrued interest on the outstanding principal balance of the Revolving Credit Loan is payable on the earlier to occur of (A) the first day of each month (beginning January 1, 2007), or (B) the Termination Date.

(2)	Initial Funding Period Principal. Borrower shall pay the outstanding principal balance in full of all Revolving Credit Loans advanced during the Initial Funding Period on a date which is no later than thirty (30) days following completion of Borrower’s initial public offering, the actual date of such payment being referred to herein as the “Principal Reduction Payment Date.”

(3)	Post-IPO Funding Period Principal. The outstanding principal balance of all Revolving Credit Loans advanced during the Post-IPO Funding Period is payable on the Termination Date.
          (b) Other Obligations. Costs, fees and expenses and any other Obligations payable by the Borrower pursuant to this Agreement or the other Credit Documents shall be payable as and when provided in this Agreement or the other Credit Documents, as the case may be, or, if no specific provision for payment is made, on demand.
     3.3 Voluntary Prepayments. The Borrower has the right, without penalty or premium, to prepay the Loan, in whole or in part, at any time and from time to time after the Closing Date.
     3.4 Mandatory Prepayments.
          (a) Loan to Value. If, at any time, the outstanding principal balance of the Loan exceeds 25% of the Securities Account Value, the Borrower shall immediately prepay the Loan in an amount sufficient to reduce the aggregate unpaid principal balance of the Loan by an amount equal to such excess.
          (b) Legal Requirement. If at any time the Borrower or the Bank, as the case may be, is required by applicable law to prepay or to cause to be prepaid all or any portion of the Loan or to pledge or to cause to be pledged any additional collateral in connection with the Loan, the Borrower shall immediately prepay the Loan in an amount sufficient to satisfy such legal requirement. For purposes of the preceding sentence, “applicable law” and “legal requirement” shall include, without limitation, any legal requirement or restriction imposed by virtue of the 1940 Act.
     3.5 Method of Payment. Payments due the Bank under this Agreement and the other Credit Documents shall be made in immediately available funds to the Bank at its office described in the introductory paragraph of this Agreement unless the Bank gives notice to the contrary. Payments so received at or before 1:00 p.m. Kansas City time on any Business Day shall be deemed to have been received by the Bank on that Business Day. Payments received after 1:00 p.m. Kansas City time on any Business Day shall be deemed to have been received on the next Business Day, and interest, if payable in respect of such payment, shall accrue thereon until such next Business Day.
     3.6 Use of Proceeds. The Revolving Credit Loans shall be used solely for purposes of: (1) purchasing additional Collateral in the form of security entitlements, provided that immediately upon such acquisition the Bank has a perfected first priority security interest in such additional Collateral as security for the Obligations, with such security interest being perfected by “control” within the meaning of UCC §8-106(d)(2), pursuant to the Security Agreement and the Control Agreement; (2) the Borrower’s general
Credit Agreement — Page 7

working capital and other general corporate needs; and (3) paying costs and expenses incurred in connection with the closing of the transactions contemplated by this Agreement.
     3.7 Notice and Manner of Borrowing. The Borrower shall give the Bank notice of its intention to borrow under any Revolving Credit Loan at least one Business Day before the Business Day such Loan is to be disbursed to the Borrower, and shall specify: (1) the proposed funding date of such Loan; (2) the amount of such Loan; (3) the then current total fair market value of the financial assets in the Securities Account and any and all other assets of the Borrower, and (4) a written certification executed by an authorized officer of the Borrower stating that Borrower is in compliance with all applicable leverage regulations of the 1940 Act. All notices given under this Section by the Borrower shall be irrevocable and shall be given not later than 11:00 a.m. Kansas City time on the day which is not less than the number of Business Days specified above for such notice. For purposes of this Section, the Borrower agrees that the Bank may rely and act upon any request for a Loan from any individual who the Bank, absent gross negligence or willful misconduct, believes to be a representative of the Borrower.
     3.8 Capital Adequacy. If the Bank determines that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy) by an amount deemed by the Bank, in its sole discretion, to be material, then from time to time, after submission by the Bank to the Borrower of a written demand therefor, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. A certificate of the Bank claiming entitlement to payment as set forth in this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to the Bank, and the method by which such amounts were determined. In determining such amount, the Bank may use any reasonable averaging and attribution method.
     3.9 Application of Payments and Collections. The Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times after the Closing Date received by the Bank from or on behalf of the Borrower, and the Borrower agrees that the Bank has the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times after the Closing Date by the Bank or its agent against the Obligations, in such manner as the Bank may deem advisable, notwithstanding any entry by the Bank upon any of its books and records.
     3.10 Periodic Statement. The Bank may account to the Borrower with a periodic statement of loan balances, charges and payments made or received pursuant to this Agreement, and any such statement rendered by the Bank shall be deemed final, binding and conclusive upon the Borrower unless the Bank is notified by the Borrower in writing to the contrary within 45 days after the date such statement is made available to the Borrower. Any such notice by the Borrower shall only be deemed an objection to those items specifically objected to in such notice.
Section 4
Lending Conditions
     4.1 Credit Documents. Notwithstanding anything herein or in the other Credit Documents to the contrary, the Bank shall not be obligated to make the initial Loan under this Agreement to the Borrower until the Bank has received the following documents, duly executed and delivered by all parties thereto, and otherwise satisfactory in form and content to the Bank:
(a)	Credit Agreement. This Agreement;
Credit Agreement — Page 8

(b)	Note. The Revolving Credit Note;

(c)	Security Agreement. The Security Agreement;

(d)	UCC Financing Statements. Acknowledgment copies of filed UCC-1 financing statements from the Borrower, as debtor, to the Bank, as secured party, covering the Collateral, from such jurisdictions as the Bank deems necessary or desirable to perfect its security interest in the Collateral;

(e)	Control Agreement. The Control Agreement;

(f)	Loan Disbursement Instructions. If requested by the Bank, written instructions from the Borrower to the Bank directing the disbursement of the proceeds of the initial Loan made pursuant to this Agreement;

(g)	Opinion of Borrower’s Counsel. The favorable written opinion to the Bank of Blackwell Sanders Peper Martin LLP, counsel to the Borrower, regarding the Borrower, the Credit Documents and the transactions contemplated by this Agreement and the other Credit Documents;

(h)	Certificate of Borrower’s Secretary. A certificate executed by the Borrower’s secretary whereby such secretary affirms that, among other things, attached to such certificate is (1) a copy of the Borrower’s board resolutions authorizing the borrowing of monies, the granting of Liens and all other matters set forth in or contemplated by the Credit Documents, (2) a copy of the Borrower’s by-laws in effect on the Closing Date, (3) a copy of the Borrower’s articles or certificate of incorporation and all amendments thereto, and (4) a certificate of good standing for the Borrower, dated on or not more than 10 days prior to the Closing Date, from the Secretary or State of the state of incorporation of the Borrower and from the Secretary of State of Kansas; and

(i)	Other Items. Such other agreements, documents and assurances as the Bank may reasonably request in connection with the transactions described in or contemplated by the Credit Documents.
If the Bank, in its sole and absolute discretion, elects to make a Loan notwithstanding the Borrower’s failure to comply with all of the terms of this Section, then the Bank shall not be deemed to have waived the Borrower’s compliance therewith, nor to have waived any of the Bank’s other rights under this Agreement; and in any event the Bank, if it so elects, may declare an immediate Event of Default if the Borrower fails to furnish to the Bank on demand any of the Credit Documents described in this Section or otherwise fails to comply with any condition precedent set forth in any Credit Document, in each case irrespective of whether such failure occurs on or after the Closing Date or the making of such Loan.
     4.2 Additional Conditions Precedent to Initial Loan. The Bank’s obligation to make the initial Loan under this Agreement shall also be subject to the satisfaction, in the Bank’s sole judgment, of each of the following conditions precedent:
(a)	Since the date of the financial statements submitted by the Borrower to the Bank immediately prior to the Closing Date, there shall not have occurred any act or event which could reasonably be expected to have a Material Adverse Effect;

(b)	No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or
Credit Agreement — Page 9

legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the other Credit Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Bank’s reasonable determination, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Credit Documents; and
(c)	The Borrower shall have paid all legal fees and other closing or like costs and expenses of the Bank which the Borrower is obligated to pay hereunder.
     4.3 Conditions Precedent to All Loans. The obligation of the Bank to make each Loan under this Agreement (including, without limitation, the initial Loan) shall be subject to the further conditions precedent that, on the date of each such Loan:
(a)	The following statements shall be true: (1) the representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are correct on and as of the date of such Loan as though made on and as of such date, and (2) there exists no Default or Event of Default as of such date, nor would any Default or Event of Default result from the making of the Loan requested by the Borrower;

(b)	The Borrower shall have signed and sent to the Bank, if the Bank so requests, a request for advance, setting forth in writing the amount of the Loan requested and the other information required pursuant to this Agreement; provided, however, that the foregoing condition precedent shall not prevent the Bank, if it so elects in its sole discretion, from making a Loan pursuant to the Borrower’s non-written request therefor; and

(c)	The Bank shall have received such other approvals, opinions or documents as it may reasonably request.
The Borrower agrees that the making of a request by the Borrower for a Revolving Credit Loan, whether in writing, by telephone or otherwise, shall constitute a certification by the Borrower that all representations and warranties of the Borrower in the Credit Documents are true as of the date thereof and that all required conditions to the making of the Revolving Credit Loan have been met.
Section 5
Representations And Warranties
     5.1 Representations, Warranties and Covenants of the Borrower. The Borrower represents, and warrants to the Bank as follows:
          (a) Organization and Existence. The Borrower (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation as reflected in the introductory paragraph of this Agreement, (2) is in good standing in all other jurisdictions in which it is required to be qualified to do business as a foreign corporation, and (3) has obtained all licenses and permits and has filed all registrations necessary to the operation of its business; except where the failure to so qualify or to obtain such licenses or permits could not reasonably be expected to have a Material Adverse Effect.
          (b) Authorization by the Borrower. The execution, delivery and performance by the Borrower of the Credit Documents (1) are within the Borrower’s corporate powers, (2) have been duly authorized by all necessary corporate or similar action, (3) do not contravene the Borrower’s articles or
Credit Agreement — Page 10

certificate of incorporation or by-laws, or any law or contractual restriction binding on or affecting the Borrower or its properties, and (4) do not result in or require the creation of any Lien upon any of the Collateral other than a Lien in favor of the Bank.
          (c) Approval of Governmental Bodies. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Credit Documents or the exercise by the Bank of its rights thereunder, including, without limitation, the sale or other disposition of any of the Collateral to any Person.
          (d) Enforceability of Obligations. The Credit Documents are the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforceability of creditors’ rights generally and subject to the discretion of courts in applying equitable remedies.
          (e) Financial Statements. All financial statements of the Borrower which have been furnished to the Bank fairly present the financial condition of the Borrower, as of the dates reflected on the financial statements, and fairly present the results of its operations for the period covered thereby, all in accordance with GAAP, except for the omission of footnotes in interim financial statements and subject to normal year-end adjustments. As of the Closing Date, there has been no material adverse change in the financial condition or results from operations of the Borrower since the dates of the most recent financial statements of the Borrower submitted to the Bank.
          (f) Litigation. There is no pending or threatened action or proceeding affecting the Borrower or any of its properties before any court, governmental agency or arbitrator which, if determined adversely to the Borrower, could reasonably be expected to have a Material Adverse Effect.
          (g) Existing Debt. The Borrower has no Debt other than Permitted Debt.
          (h) Taxes. The Borrower has filed all required federal, state, local and other tax returns and has paid, or made adequate provision for the payment of, any taxes due pursuant thereto or pursuant to any assessment received by the Borrower except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.
          (i) Stock and Records; Existing Subsidiary. All outstanding capital stock of the Borrower was and is properly issued, and all books and records of the Borrower, including but not limited to its minute books, by-laws and books of account, are accurate and complete in all material respects. The Borrower is not obligated on or after the Closing Date to redeem or otherwise acquire, or pay any dividends or make any other distributions in respect of, any of its stock. As of the date of this Agreement, the Borrower has only one subsidiary. Borrower’s subsidiary is named “Mowood, LLC” and which is a natural gas local distribution company whose sole asset is a pipeline located in Fort Leonard Wood Army Base in Southwest Missouri.
          (j) Hazardous Materials. The Borrower has complied with all Environmental Laws and all of its facilities, leaseholds, assets and other property comply with all Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect. There are no outstanding or threatened citations, notices or orders of non-compliance issued to the Borrower or relating to its facilities, leaseholds, assets or other property. The Borrower has been issued all licenses, certificates, permits or other authorizations required under any Environmental Law or by any federal, state or local governmental or quasi-governmental entity, except where the failure to obtain such license, certificate, permit or other authorization could not reasonably be expected to have a Material Adverse Effect.
Credit Agreement — Page 11

          (k) Negative Pledges. The Borrower is not a party to or bound by any indenture, contract or other instrument or agreement which prohibits the creation, incurrence or sufferance to exist of any Lien upon any of the Collateral.
          (l) Title to Property; Liens. The Borrower has good and marketable title to all property purported to be owned by it, and the Bank has a perfected first priority Lien on all investment assets of the Borrower (including, without limitation, all investment property), instruments, accounts and general intangibles) subject to no Liens except for Permitted Liens.
          (m) Insolvency. After the execution and delivery of the Credit Documents and the disbursement of the initial Loan hereunder, the Borrower will not be insolvent within the meaning of the United States Bankruptcy Code or unable to pay its debts as they mature.
          (n) Survival of Representations. All representations and warranties made in this Section 5 shall survive the execution and delivery of the Credit Documents and the making of the Loans.
Section 6
Covenants
     6.1 Affirmative Covenants. So long as any Obligations remain unpaid or the Bank has any commitment to extend credit to or for the benefit of the Borrower, the Borrower covenants to the Bank as follows:
          (a) Compliance with Laws. The Borrower shall comply with all applicable laws, rules, regulations and orders affecting the Borrower or its properties, including, without limitation, all Environmental Laws, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Borrower shall remain in material compliance, at all times, with the 1940 Act, including but not limited to, all leverage regulations specified in the 1940 Act.
          (b) Reporting Requirements. The Borrower shall furnish to the Bank such information respecting the condition or operations, financial or otherwise, of the Borrower as the Bank may reasonably request from time to time.
          (c) Preservation of Business and Corporate Existence. The Borrower shall: (1) carry on and conduct its principal business substantially as it is now being conducted; (2) maintain in good standing its existence and its right to transact business in those states in which it is required by applicable law to be qualified to do business; and (3) maintain all licenses, permits and registrations necessary to the conduct of its business; except where the failure to so maintain its right to transact business or to maintain such licenses, permits or registrations could not reasonably be expected to have a Material Adverse Effect.
          (d) Payment of Taxes. The Borrower shall pay and discharge, before they become delinquent, all taxes, assessments and other governmental charges imposed upon it, its properties, or any part thereof, or upon the income or profits therefrom and all claims for labor, materials or supplies which if unpaid might be or become a Lien or charge upon any of its property, except such items as it is in good faith appropriately contesting and as to which adequate reserves have been provided to the Bank’s satisfaction.
          (e) Employee Plans. The Borrower shall: (1) notify the Bank promptly of the establishment of any Plan, except that prior to the establishment of any “welfare plan” (as defined in Section 3(1) of ERISA) covering any employee of the Borrower for any period after such employee’s termination of employment other than such period required by the Consolidated Omnibus Budget
Credit Agreement — Page 12

Reconciliation Act of 1986 or “defined benefit plan” (as defined in Section 3(35) of ERISA), it will obtain the Bank’s prior written approval of such establishment; (2) at all times make prompt payments or contributions to meet the minimum funding standards of Section 412 of the Internal Revenue Code of 1986, as amended, with respect to each Plan; (3) promptly after the filing thereof, furnish to the Bank a copy of any report required to be filed pursuant to Section 103 of ERISA in connection with each Plan for each Plan year, including but not limited to the Schedule B attached thereto, if applicable; (4) notify the Bank promptly of any “reportable event” (as defined in ERISA) or any circumstances arising in connection with any Plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, the initiation of any audit or inquiry by the Internal Revenue Service or the Department of Labor of any Plan or transaction(s) involving or related to any Plan, or any “prohibited transaction” as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code of 1986, as amended; (5) notify the Bank prior to any action that could result in the assertion of liability under Subtitle E of Title IV of ERISA caused by the complete or partial withdrawal from any multiemployer plan or to terminate any defined benefit plan sponsored by the Borrower; and (6) promptly furnish such additional information concerning any Plan as the Bank may from time to time request.
          (f) Notice of Default. The Borrower shall give prompt written notice to the Bank of the occurrence of any Default or Event of Default under any of the Credit Documents. Similarly, the Borrower shall give prompt written notice to the Bank of any failure to pay, perform or observe or any other default by the Borrower under any other existing or future agreement by which the Borrower is bound if such default could reasonably be expected to have a Material Adverse Effect.
          (g) Books and Records; Inspection; Bank Audits. The Borrower shall: (1) maintain complete and accurate books and financial records in accordance with GAAP (except that interim financial statements need not contain footnotes and may be subject to normal year-end audit adjustments); (2) during normal working hours permit the Bank and Persons designated by the Bank to visit and inspect its properties, to inspect its books and financial records (including its journals, orders, receipts and correspondence which relates to its accounts receivable), and to discuss its affairs, finances and accounts receivable and operations with its directors, officers, employees and agents and its independent public accountants; and (3) permit the Bank and Persons designated by the Bank to perform reviews of such books and financial records when and as requested by the Bank.
          (h) Bank May Perform Obligations; Further Assurances. After and during the continuation of an Event of Default, the Borrower shall permit the Bank, if the Bank so elects in its sole discretion, to pay or perform any of the Borrower’s Obligations hereunder or under the other Credit Documents and to reimburse the Bank, on demand, or, if the Bank so elects, by the Bank making a Revolving Credit Loan on the Borrower’s behalf and disbursing the same to the appropriate Persons, for all amounts expended by or on behalf of the Bank in connection therewith and all costs and expenses incurred by or on behalf of the Bank in connection therewith. The Borrower further agrees to execute, deliver or perform, or cause to be executed, delivered or performed, all such documents, agreements or acts, as the case may be, as the Bank may reasonably request from time to time to create, perfect, continue or otherwise assure the Bank with respect to any Lien created or purported to be created by any of the Credit Documents or to otherwise create, evidence or assure the Bank’s rights and remedies under, or as contemplated by, the Credit Documents or at law or in equity.
          (i) Securities Account. The Borrower shall deliver to the Bank, promptly after its receipt thereof, a copy of the monthly account statement for the Securities Account. The Borrower further agrees that the Bank shall have the right, should it so elect, to monitor the Securities Account from time to time on a “real time” or other electronic basis, and to that end the Borrower hereby irrevocably authorizes and instructs the Securities Intermediary to take such steps as may be necessary to allow the Bank to so monitor the Securities Account. The foregoing right to monitor the Securities Account shall give the Bank the right to monitor all aspects of the Securities Account, including, without limitation, the
Credit Agreement — Page 13

right to monitor all financial assets held therein and all trading activity relating thereto. The Borrower agrees to indemnify and hold the Securities Intermediary harmless from and against any losses, damages or expenses the Securities Intermediary may incur as a result of the Securities Intermediary permitting the Bank to monitor the Securities Account as provided in this Section, except for any such losses, damages or expenses that arise out of the Securities Intermediary’s gross negligence or willful misconduct. The Securities Intermediary shall be a third-party beneficiary of this Section.
          (j) Daily Securities Account Information. In the event that the Bank is not the custodian of the Securities Account and the financial assets held therein, the Borrower shall before the end of each Business Day directly provide the Bank such information as the Bank may request to allow monitoring of the Securities Account, including the financial assets held therein and all trading activity relating thereto, on a daily basis. The Bank shall have the right, should it so elect to monitor the Securities Account from time to time on a “real time” or other electronic basis, and to that end, the Borrower, if so requested by the Bank, will take appropriate action to authorize and instruct the custodian of the Securities Account to take such steps as necessary to allow the Bank to so monitor the Securities Account, not less frequently than at the end of each Business Day.
     6.2 Negative Covenants. So long as any Obligations remain unpaid or the Bank has any commitment to extend credit to or for the benefit of the Borrower, the Borrower covenants to the Bank as follows:
          (a) Liens. The Borrower shall not create or suffer to exist any Lien on or with respect to any of its properties, whether the Borrower owns or has an interest in such property on the Closing Date or at any time thereafter, except for Permitted Liens.
          (b) Debt. Without the Bank’s prior written consent, the Borrower shall not create or suffer to exist any Debt except for Permitted Debt.
          (c) Structure; Disposition of Assets. The Borrower shall not merge or consolidate with or otherwise acquire, or be acquired by, any other Person; provided, however, that the foregoing prohibition on acquisitions by the Borrower shall not prohibit the Borrower from acquiring investment property in the ordinary course of its business provided that such investment property is promptly credited to the Securities Account. The Borrower shall not sell, lease or otherwise transfer any property, except for the disposition of obsolete equipment and except as otherwise permitted under the Security Agreement and the Control Agreement with respect to the Collateral.
          (d) Subsidiaries; New Business. Without the Bank’s prior written consent, the Borrower shall not create any subsidiary, or render any services or otherwise enter into any business which is not substantially similar to that existing on the Closing Date.
          (e) Conflicting Agreements. The Borrower shall not enter into any agreement any term or condition of which conflicts with any provision of this Agreement or the other Credit Documents.
          (f) Changes in Accounting Principles; Fiscal Year. The Borrower shall not make any change in its principles or methods of accounting as currently in effect, except such changes as are required by GAAP, nor shall the Borrower, without first obtaining the Bank’s written consent, change its fiscal year.
          (g) Transactions With Affiliates. Other than the advisor relationship existing on the Closing Date with Tortoise Capital Advisors, LLC, the Borrower shall not enter into or be a party to any transaction or arrangement, including without limitation, the purchase, sale or exchange of property of any kind or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms
Credit Agreement — Page 14

substantially as favorable to the Borrower as those which would be obtained in a comparable arms-length transaction with a non-Affiliate.
Section 7
Default
     7.1 Events of Default. Each of the following events shall constitute an Event of Default hereunder:
(a)	General. The Borrower fails to pay, perform or observe any Obligation or any other term, covenant or other provision in any Credit Document in accordance with the terms thereof and, if such default is curable, the Borrower fails to cure such default within five days after written notice from the Bank specifying in reasonable detail the nature of such default is received by the Borrower; provided, however, that the Borrower shall not have any cure rights under this Subsection (a) if the outstanding principal balance of the Loans exceeds 80% of the Securities Account Value at any time after the Closing Date; or

(b)	Other Bank Default. Any “Event of Default” (as such term is defined in any other Credit Document to which the Borrower is a party) occurs; or

(c)	Misrepresentation. Any representation or warranty made or furnished by the Borrower in connection with this Agreement or the other Credit Documents proves to be incorrect, incomplete or misleading in any material respect when made, or any such representation or warranty becomes incorrect, incomplete or misleading in any material respect and the Borrower fails to give the Bank prompt written notice thereof; or

(d)	Cross-Default. The Borrower fails to pay any Debt (other than a monetary Obligation due the Bank under the Credit Documents, as contemplated by Subsection (a) above) or to perform or observe any other obligation or term in respect of such Debt, and, as a result of any such failure, the holder of such Debt accelerates or is entitled to accelerate the maturity thereof or requires or is entitle to require the Borrower or some other Person to purchase or otherwise acquire such Debt; or

(e)	Insolvency. The Borrower ceases to be solvent or suffers the appointment of a receiver, trustee, custodian or similar fiduciary or makes an assignment for the benefit of creditors; or any petition for an order for relief is filed by or against the Borrower under the federal Bankruptcy Code or any similar state insolvency statute (except, in the case of a petition filed against the Borrower, if such proceeding is dismissed within 60 days after the petition is filed, unless prior thereto an order for relief is entered under the federal Bankruptcy Code); or the Borrower makes any offer of settlement, extension or composition to their respective unsecured creditors generally; or

(f)	Contest Credit Documents. The Borrower challenges or contests in any action, suit or proceeding the validity or enforceability of any of the Credit Documents, the legality or enforceability of any of the Obligations or the validity, perfection or priority of any Lien granted or purported to be granted to the Bank; or
Credit Agreement — Page 15

(g)	Judgments. One or more judgments, decrees or orders for the payment of money in excess of $100,000 in the aggregate during any 12-month period is rendered against the Borrower; or

(h)	Lien. The Bank shall cease to have a duly perfected first priority security interest in the Collateral subject to no Liens except for Permitted Liens.
     7.2 Obligation to Lend; Acceleration. After the occurrence and during the continuation of any Default, the Bank may declare the obligation of the Bank to make Loans or to otherwise extend credit hereunder to be terminated, whereupon the same shall forthwith terminate. After the occurrence and during the continuation of any Event of Default, the Bank may declare the Note, all interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Note, all such interest thereon and all such other Obligations shall become and be forthwith due and payable, without presentment, protest or further notice or demand of any kind, all of which are waived by the Borrower. If, notwithstanding the foregoing, after the occurrence and during the continuation of any Default or Event of Default, as the case may be, the Bank elects (any such election to be in the Bank’s sole and absolute discretion) to make one or more advances under this Agreement or to not accelerate all or any of the Obligations, any such election shall not preclude the Bank from electing thereafter (in its sole and absolute discretion) to not make advances or to accelerate all or any of the Obligations, as the case may be.
     7.3 Remedies. Upon or after the occurrence and during the continuation of any Event of Default, the Bank has and may exercise from time to time the following rights and remedies:
          (a) All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which the Bank may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and all of which shall be in addition to any other rights or remedies contained in this Agreement or any of the other Credit Documents.
          (b) The right to take immediate possession of the Collateral, and (1) to require the Borrower to assemble the Collateral, at the Borrower’s expense, and make it available to the Bank at a place designated by the Bank which is reasonably convenient to both parties, and (2) to enter upon and use any premises in which the Borrower has an ownership, leasehold or other interest, or wherever any of the Collateral shall be located, and to store, remove, abandon, sell, dispose of or otherwise use all or any part of the Collateral on such premises without the payment of rent or any other fees by the Bank to the Borrower or any other Person for the use of such premises or such Collateral.
          (c) The right to sell or otherwise dispose of all or any Collateral at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as the Bank, in its sole discretion, may deem advisable. The Borrower agrees that not less than 10 days prior written notice to the Borrower of any public or private sale or other disposition of such Collateral shall be reasonable notice thereof, and such sale shall be at such locations as the Bank may designate in such notice. The Bank has the right to conduct such sales on the Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. The Bank has the right to sell, lease or otherwise dispose of such Collateral, or any part thereof, for cash, credit or any combination thereof, and the Bank may purchase all or any part of such Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set-off or credit the amount of such price against the Obligations.
          (d) The proceeds realized from the sale of any Collateral may be applied, after the Bank is in receipt of good funds, as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by the Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to any fees or expenses due the Bank under the Credit
Credit Agreement — Page 16

Documents; third, to interest due upon any of the Obligations; and fourth, to the principal of the Obligations; or in such other manner as the Bank may elect in its sole discretion. If any deficiency shall arise, the Borrower shall remain liable to the Bank therefor. Any surplus remaining after payment in full of the Obligations may be returned to the Borrower or to whomever may be legally entitled thereto.
     7.4 Right of Set-off. Upon or after the occurrence and during the continuation of any Event of Default, the Bank is authorized at any time and from time to time, without notice to the Borrower (any such notice being waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the Obligations irrespective of whether or not the Bank has made any demand under this Agreement or the other Credit Documents and although such Obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.
Section 8
Miscellaneous
     8.1 Notices. Except as otherwise provided herein, all notices, requests and demands to or upon a party to this Agreement to be effective shall be in writing and shall be deemed validly given upon receipt thereof, whether by personal delivery, U.S. mail, fax, other electronic transmission or otherwise, in each case addressed as follows:
If to the Bank:
U.S. Bank N.A.
9900 West 87th Street
Overland Park, Kansas 66212
Attn.: Ms. Colleen Hayes
Fax No.: 913-652-5111
with a copy (which shall not constitute notice) to:
Shook, Hardy & Bacon L.L.P.
2555 Grand Blvd.
Kansas City, Missouri 64108
Attn.: Sandy Hawley, Esq.
Fax No.: 816-421-5547
If to the Borrower:
Tortoise Capital Resources Corporation
10801 Mastin Boulevard, Suite 222
Overland Park, Kansas 66210
Attn.: Terry Matlack
Fax No.: 913-981-1021
Credit Agreement — Page 17

with a copy (which shall not constitute notice) to:
Blackwell Sanders Peper Martin LLP
4801 Main Street
Suite 1000
Kansas City, Missouri 64112
Attn.: Scott H. Thompson, Esq.
Fax No.: 816-983-8080
or to such other address or telecopy number as each party may designate for itself by like notice given in accordance with this Section.
     8.2 Power of Attorney. The Borrower irrevocably designates, makes, constitutes and appoints the Bank, and all Persons designated by the Bank, as the Borrower’s true and lawful attorney and agent-in-fact (such power of attorney and agency being coupled with an interest and therefore irrevocable until the Obligations have been indefeasibly paid in full and the Bank has no duty to extend credit to or for the benefit of the Borrower), and the Bank, and any Persons designated by the Bank, may, at any time except as otherwise provided below, and without notice to or the consent of the Borrower and in either the Borrower’s or the Bank’s name, but at the cost and expense of the Borrower, (1) pay and perform any Obligation to be paid or performed under any of the Credit Documents, (2) endorse the Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of the Bank or under the Bank’s control, and (3) at any time an Event of Default exists, (a) to the extent the Collateral may be realized upon by collection, demand payment of all such Collateral from the obligors thereunder, enforce payment of such Collateral by legal proceedings or otherwise, and generally exercise all of the Borrower’s rights and remedies with respect to such Collateral, (b) settle, adjust, compromise, discharge or release any Collateral or any legal proceedings brought to collect any of the Collateral, (c) sell or otherwise transfer any Collateral upon such terms, for such amounts and at such time or times as the Bank deems advisable, (d) take control, in any manner, of any item of payment or proceeds relating to any Collateral, (e) prepare, file and sign the Borrower’s name to a proof of claim in bankruptcy or similar document against any Collateral obligor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral, (f) endorse the name of the Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of the Bank on account of the Obligations, (g) endorse the name of the Borrower upon any document of transfer or other document or agreement relating to any Collateral, (h) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral and to which the Borrower has access, and (i) do all other acts and things necessary, in the Bank’s determination, to fulfill the Borrower’s obligations under this Agreement.
     8.3 Indemnity. The Borrower agrees to indemnify, defend and hold harmless the Bank and each shareholder, director, officer, employee, agent, attorney and other representative of or contractor for the Bank from and against any and all damages, settlement amounts, expenses (including, without limitation, attorney’s fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time arising in whole or in part out of the Borrower’s failure to observe, perform or discharge any of the Borrower’s duties under any of the Credit Documents or any misrepresentation made by or on behalf of the Borrower under any of the Credit Documents. Without limiting the generality of the foregoing, this indemnity shall extend to any claims asserted against the Bank or such other indemnitees by any Person under any Environmental Laws or similar laws by reason of the Borrower’s or any other Person’s failure to comply with laws applicable to Hazardous Substances. The Borrower further agrees to indemnify, defend and hold harmless the Bank and each shareholder, director, officer, employee, agent, attorney and other representative of or contractor for the Bank from and against any and all damages, settlement amounts, expenses (including, without limitation, attorneys’
Credit Agreement — Page 18

fees and court costs), other losses, claims or other assertions of liability of any nature whatsoever incurred by or on behalf of or asserted against, as the case may be, any one or more of such indemnified parties at any time in connection with any one or more indemnified parties’ actions or inactions relating in any respect to the Credit Agreement, any of the other Credit Documents or any of the transactions described in or contemplated by any of the foregoing, except to the extent such losses arise out of such indemnified party’s gross negligence or willful misconduct. All indemnities given by the Borrower to the Bank under the Credit Documents, including, without limitation, the indemnities set forth in this Section, shall survive the repayment of the Loans and the termination of this Agreement.
     8.4 Entire Agreement; Modification of Agreement; Sale of Interest. This Agreement and the other Credit Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embodies the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by the Borrower and the Bank. The Borrower may not directly or indirectly sell, assign or transfer any interest in or rights under this Agreement or any of the other Credit Documents. The Borrower consents to the Bank’s participation, sale, assignment, transfer or other disposition, at any time or times on or after the Closing Date, of this Agreement and any of the other Credit Documents, or of any portion hereof or thereof, including, without limitation, the Bank’s rights, title, interests, remedies, powers and duties hereunder or thereunder; provided, however, that, unless an Event of Default is then in effect or the Termination Date has occurred, the Bank shall not have the right to sell this Agreement or any of the other Credit Documents without first obtaining the Borrower’s prior written consent thereto.
     8.5 Reimbursement of Expenses. If, at any time or times prior or subsequent to the Closing Date, regardless of whether an Event of Default then exists or any of the transactions contemplated hereunder are concluded, the Bank employs counsel for advice or other representation, or incurs reasonable legal and/or appraisers’, liquidators’, investment bankers’ expenses and/or other costs or out-of-pocket expenses in connection with: (a) the negotiation and preparation of this Agreement and any of the other Credit Documents, any amendment or other modification of this Agreement or any of the other Credit Documents; (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Bank, the Borrower or any other Person) in any way relating to the Collateral, this Agreement, any of the other Credit Documents or the Borrower’s affairs; (c) any attempt to enforce any rights of the Bank against the Borrower or any other Person which may be obligated to the Bank by virtue of this Agreement or any of the other Credit Documents, including, without limitation, any account debtors, irrespective of whether litigation is commenced in pursuance of such rights; and/or (d) any attempt to inspect, verify, protect, preserve, restore, collect, sell, manufacture, liquidate or otherwise dispose of or realize upon the Collateral (all of which are hereinafter collectively referred to as the “Expenses”); then, in any and each such event, such Expenses shall be payable on demand by the Borrower to the Bank, and shall be additional Obligations and be secured by the Collateral and may be funded, if the Bank so elects, by the Bank making a Revolving Credit Loan or other loan under this Agreement on the Borrower’s behalf and paying the same to the Persons to whom such Expenses are payable. Additionally, if any taxes (excluding taxes imposed upon or measured by the income of the Bank) shall be payable on account of the execution or delivery of this Agreement or the other Credit Documents, or the execution, delivery, issuance or recording of any of the Credit Documents, or the creation of any of the Obligations hereunder, by reason of any federal, state or local statute or other law existing on or after the Closing Date, the Borrower will pay all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold the Bank harmless from and against all liabilities in connection therewith.
     8.6 Indulgences Not Waivers. The Bank’s failure, at any time or times on or after the Closing Date, to require strict performance by the Borrower of any provision of this Agreement or the other Credit Documents shall not waive, affect or diminish any right of the Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Bank of a Default or an
Credit Agreement — Page 19

Event of Default by the Borrower under this Agreement or any of the other Credit Documents shall not suspend, waive or affect any other Default or Event of Default by the Borrower under this Agreement or any of the other Credit Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Credit Documents and no Default or Event of Default by the Borrower under this Agreement or any of the other Credit Documents shall be deemed to have been suspended or waived by the Bank, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of the Bank and directed and delivered to the Borrower.
     8.7 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     8.8 Successors and Assigns. This Agreement and the other Credit Documents, shall be binding upon and inure to the benefit of the successors and assigns of the Borrower and the Bank. This provision, however, shall not be deemed to modify Section 8.4 hereof.
     8.9 General Waivers by Borrower. Except as otherwise expressly provided for in this Agreement, the Borrower waives: (a) presentment, protest, demand for payment, notice of dishonor demand and protest and notice of presentment, default, notice of nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts receivable, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Bank on which the Borrower may in any way be liable and ratifies and confirms whatever the Bank may do in this regard; (b) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing the Bank to exercise any of the Bank’s remedies, including the issuance of an immediate writ of possession; (c) the benefit of all valuation, appraisement and exemption laws; and (d) any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Agreement or any of the other Credit Documents and/or any of the Bank’s rights in respect of the Collateral. Subject to the following sentence, the Borrower also waives any right of setoff or similar right the Borrower may at any time have against the Bank as a defense to the payment or performance of the Borrower’s Obligations. If the Borrower now or hereafter has any claim against the Bank giving rise to any such right of setoff or similar right, the Borrower agrees not to assert such claim as a defense or right of setoff with respect to the Borrower’s Obligations under the Credit Documents or otherwise, and to instead assert any such claim, if the Borrower so elects to assert such claim, in a separate proceeding against the Bank and not as a part of any proceeding or as a defense to any claim initiated by the Bank to enforce any of the Bank’s rights under any of the Credit Documents.
     8.10 Execution in Counterparts; Facsimile Signatures. This Agreement and the other Credit Documents may be executed in any number of counterparts and by different parties thereto, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. A signature of a party to any of the Credit Documents sent by facsimile or other electronic transmission shall be deemed to constitute an original and fully effective signature of such party.
     8.11 USA Patriot Act Notice. The Bank notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act. The Borrower agrees to provide such
Credit Agreement — Page 20

information and take such other action as the Bank may request from time to time to enable the Bank to comply with the provisions of the Act with respect to the transactions described in the Credit Documents.
     8.12 Governing Law; Consent to Forum. This Agreement shall be governed by the laws of the State of Kansas without giving effect to any choice of law rules thereof. As part of the consideration for new value this day received, the Borrower consents to the jurisdiction of any state court located in Johnson County, Kansas or any federal court located in Wyandotte County, Kansas (collectively, the “Chosen Forum”), and waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to the Borrower at the address stated in Section 8.1 hereof and service so made shall be deemed to be completed upon delivery thereto. The Borrower waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue. The Borrower further agrees not to assert against the Bank (except by way of a defense or counterclaim in a proceeding initiated by the Bank) any claim or other assertion of liability relating to any of the Credit Documents, the Obligations, the Collateral or the Bank’s actions or inactions in respect of any of the foregoing in any jurisdiction other than the Chosen Forum. Nothing in this Agreement shall affect the Bank’s right to bring any action or proceeding relating to this Agreement or the other Credit Documents against the Borrower or its properties in courts of other jurisdictions.
     8.13 Waiver of Jury Trial; Limitation on Damages. To the fullest extent permitted by law, and as separately bargained-for consideration to the Bank, the Borrower waives any right to trial by jury (which the Bank also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or otherwise relating to any of the Credit Documents, the Obligations, the Collateral or the Bank’s actions or inactions in respect of any of the foregoing. To the fullest extent permitted by law, and as separately bargained-for consideration to the Bank, the Borrower also waives any right it may have at any time to claim or recover in any litigation or other dispute involving the Bank, whether the underlying claim or dispute sounds in contract, tort or otherwise, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower acknowledges that the Bank is relying upon and would not enter into the transactions described in the Credit Documents on the terms and conditions set forth therein but for the Borrower’s waivers and agreements under this Section.
[remainder of page intentionally left blank]
Credit Agreement — Page 21

     8.14 K.S.A. §16-118 Required Notice. This statement is provided pursuant to K.S.A. §16-118: “THIS CREDIT AGREEMENT IS A FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN THE CREDITOR AND THE DEBTOR AND SUCH WRITTEN CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN THE CREDITOR AND DEBTOR.” THE FOLLOWING SPACE CONTAINS ANY NON-STANDARD TERMS, INCLUDING THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL CREDIT AGREEMENT:
NONE.
     The creditor and debtor, by their respective initials or signatures below, confirm that no unwritten credit agreement exists between the parties:
Creditor:
Debtor:
     [signature page(s) to follow]
Credit Agreement — Page 22

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

TORTOISE CAPITAL RESOURCES CORPORATION
By:
Name:
Title:

By:
Name:
Title:

U.S. BANK N.A.
By:
Colleen S. Hayes
Commercial Loan Officer

Credit Agreement — Signature Page

Exhibit A
REVOLVING CREDIT NOTE

$15,000,000	December 13, 2006
     For value received, the undersigned, TORTOISE CAPITAL RESOURCES CORPORATION, a Maryland corporation (the “Borrower”), promises to pay to the order of U.S. BANK N.A., a national banking association (the “Bank”; which term shall include any subsequent holder hereof), in lawful money of the United States of America, without setoff, deduction or counterclaim, the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000.00) or, if different, the principal amount outstanding under Section 2.2 of the Credit Agreement referred to below.
     This Revolving Credit Note (the “Note”) is the Revolving Credit Note referred to in, is issued pursuant to, and is subject to the terms and conditions of, the Credit Agreement, dated as of or on or about December 13, 2006, between the Borrower and the Bank, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time (the “Credit Agreement”). To the extent of any direct conflict between the terms and conditions of this Note and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall prevail and govern. Capitalized terms used and not defined in this Note have the meanings given to them in the Credit Agreement.
     Interest shall accrue on the outstanding principal balance of this Note as provided in the Credit Agreement. Principal, interest and all other amounts, if any, payable in respect of this of this Note shall be payable as provided in the Credit Agreement. The Borrower’s right, if any, to prepay this Note is subject to the terms and conditions of the Credit Agreement.
     The termination of the Credit Agreement or the occurrence of an Event of Default shall entitle the Bank, at its option, to declare the then outstanding principal balance hereof, all accrued interest thereon, and all other amounts, if any, payable in respect of this Note to be, and the same shall thereupon become, immediately due and payable without notice to or demand on the Borrower, all of which the Borrower waives.
     Time is of the essence of this Note. To the fullest extent permitted by applicable law, the Borrower, for itself and its successors and assigns, waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and consents to any extensions of time, renewals, releases of any parties to or guarantors of this Note, waivers and any other modifications that may be granted or consented to by the Bank from time to time in respect of the time of payment or any other provision of this Note.
     This Note shall be governed by the laws of the State of Kansas, without regard to any choice of law rule thereof which gives effect to the laws of any other jurisdiction.
[signature page to follow]
Exhibit A — Page 1

     IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the date first above written.

TORTOISE CAPITAL RESOURCES CORPORATION
By:
Name:
Title:

By:
Name:
Title:

Exhibit A — Page 2